Exhibit 3.1

APPROVED

by the Decision of the Sole Founder of

JSC “kaspi”

dated “15” October 2014

ARTICLES OF ASSOCIATION

of

Joint Stock Company

“kaspi”

1. NAME AND LOCATION OF THE COMPANY

1.1. The full name of the Company shall be:

in the Kazakh language:
in the Russian language:

in the English language: Joint Stock Company “kaspi”;

The abbreviated name of the Company shall be:

in the Kazakh language: «kaspi»	;

in the Russian language: AO «kaspi»;

in the English language: JSC “kaspi”.

1.2. Location of the executive body of the Company shall be: 154 “A”, Nauryzbay batyr St., Bostandyk District, Almaty City, 050013, Republic of Kazakhstan.

2. LEGAL STATUS OF THE COMPANY

2.1. Joint Stock Company “kaspi” (hereinafter referred to as the “Company”) is a legal entity and carries out its activities in accordance with the effective legislation of the Republic of Kazakhstan and these Articles of Association.

2.3. Financial and production activity of the Company shall be carried out on an independent basis.

2.4. The Company has independent balance sheet, bank and other accounts, and a seal with its name.

2.5. The Company has its trademark, service mark and symbols the templates of which shall be approved and registered according to the procedure established by the legislation of the Republic of Kazakhstan.

2.6. The period of activity of the Company is not limited.

3. OBJECTS AND SCOPE OF ACTIVITY OF THE COMPANY

3.1. The purpose of activity of the Company is to derive net income from activities, which are not prohibited by the legislation of the Republic of Kazakhstan.

3.2. The scope of activity of the Company includes:

∎	investment and financial activity;

∎	purchase and sale of property for own needs;

∎	provision of consulting services relating to the matters connected with financial activity;

∎	other types of activity not prohibited by the legislation of the Republic of Kazakhstan.

3.3. The Company shall carry out the types of activity licensing of which is provided for by the effective legislation of the Republic of Kazakhstan after having obtained a license to carry out a respective type of activity according to the established procedure.

4. RIGHTS AND OBLIGATIONS OF THE COMPANY

4.1. The Company has the rights provided for by the effective legislation of the Republic of Kazakhstan.

4.2. The Company has property separated from property of its shareholders. The Company bear responsibility for its obligations within the limits of its property.

4.3. The Company is not responsible for obligations of its shareholders. The shareholders are not responsible for obligations of the Company and bear risk of loses in connection with activity of the Company within the limits of value of shares held by them, except the cases provided for by the legislative acts of the Republic of Kazakhstan.

4.4. The Company may on its own behalf conclude transactions (agreements, contracts), acquire and exercise property and personal non-property rights and obligations, act as a claimant or defendant before a court, as well as take other actions consistent with the effective legislation of the Republic of Kazakhstan.

4.5. The Company may establish its branches and representative offices in the Republic of Kazakhstan and abroad, vest them with fixed and current assets at the expense of own property and determine a procedure for carrying out their activity in accordance with the effective legislation of the Republic of Kazakhstan. The property of a branch or representative office shall be recorded in their separate balance sheet and the balance sheet of the Company in general.

4.6. Activities of the branches or representative offices shall be managed by the persons appointed by the Company. A head of a branch and a head of a representative office shall act on the basis of a power of attorney obtained from the Company and in accordance with the applicable legislation.

4.7. The Company shall be entitled to make on its own foreign economic operations, including the right to make export and import transactions required for the purposes of its activity.

4.8. The Company shall have the right to construct, purchase, lease premises, land, as well as movable and immovable property of any kind, which are required to carry out its activity.

4.9. The Company may also exercise the other rights provided for by the effective legislation of the Republic of Kazakhstan and these Articles of Association.

5. RIGHTS AND OBLIGATIONS OF THE COMPANY’S SHAREHOLDERS

5.1. The Company’s shareholders may be legal entities and (or) natural persons of the Republic of Kazakhstan.

Foreign legal entities and natural persons shall be entitled to take part in activities of the Company according to the procedure determined by the legislation of the Republic of Kazakhstan.

5.2. The Company’s shareholder shall have the right:

1) to take part in management of the Company according to the procedure provided for by the effective legislation of the Republic of Kazakhstan and (or) these Articles of Association;

2) to receive dividends;

3) to obtain information on activities of the Company and to review financial statements of the Company according to the procedure determined by these Articles of Association;

4) to receive extracts from a registrar or a nominal holder confirming its right of ownership in securities;

5) to propose the General Meeting of Shareholders of the Company the candidacies to be elected to the Board of Directors of the Company;

6) to judicially dispute decisions made by the Company’s bodies;

7) to apply to the state bodies to protect its rights and legal interests in case the Company’s bodies take actions violating the rules of the legislation of the Republic of Kazakhstan and these Articles of Association;

8) to file written inquiries to the Company concerning its activities and to obtain reasonable replies within thirty calendar days from a date of receipt of an inquiry by the Company;

9) to a part of property in case of liquidation of the Company; and

10) of pre-emption to shares or other securities of the Company convertible to its shares, according to the procedure established by the effective legislation of the Republic of Kazakhstan;

11) to fully cast votes on shares held by it for one candidate or to allocate them among several candidates to the membership of the Board of Directors.

5.3. A major shareholder also shall have the right:

1) to demand to convene an extraordinary General Meeting of Shareholders or to file an action with a court to convene the same in case the Board of Directors refuses to convene the General Meeting of Shareholders;

2) to propose the Board of Directors to include additional items to the agenda of the General Meeting of Shareholders in accordance with the effective legislation;

3) to demand to convene a meeting of the Board of Directors; and

4) to demand to audit the Company through an auditing organization at the expense of a major shareholder.

5) It is not permitted to restrict the rights of the shareholders prescribed by the Articles of Association of the Company.

5.4. The shareholders also may have the other rights provided for by these Articles of Association of the Company and the effective legislation of the Republic of Kazakhstan.

5.5. The Company’s shareholder shall be obliged:

1) to pay for shares according to the procedure provided for by these Articles of Association and the effective legislation of the Republic of Kazakhstan;

2) to notify within ten days a registrar of the Company and a nominal holder of shares held by that shareholder of changes in details required to keep a system of registers of the shareholders of the Company;

3) not to disclose the information on the Company or its activities, which is official, trade or other legally protected secret; and

4) to fulfil other obligations in accordance with the legislative acts of the Republic of Kazakhstan.

5.6. The Company shall have the right to make a proposal to a person wishing to sell the shares in the Company to purchase them by the Company itself or third persons at a price exceeding an offered price. A proposal to purchase must contain information on quantity of shares, price and details of purchasers if the shares are purchased by third persons. This right of the Company shall be exercised subject to provisions of the legislation of the Republic of Kazakhstan.

6. AUTHORIZED CAPITAL AND PROPERTY OF THE COMPANY

6.1. The total quantity of authorized shares in the Company shall be 2,000,000 (Two million), of which:

1) 1,500,000 (One million and five hundred thousand) ordinary shares; and

2) 500,000 (Five hundred thousand) preferred shares.

6.2. The authorized capital stock of the Company shall be formed through payments for shares by the shareholders at their par value and sale of shares to investors (investor) at offering price.

6.3. The authorized capital stock shall be formed with money in the national currency of the Republic of Kazakhstan, securities, property, property rights, including the rights to use land, intellectual property rights.

6.4. The authorized capital stock of the Company may be increased by decision of the General Meeting of Shareholders or a court decision in accordance with the effective legislation of the Republic of Kazakhstan through issue and allocation of shares.

6.5. The Company’s property shall be formed at the expense of:

1) property transferred by the shareholders to pay for shares in the Company;

2) incomes derived as a result of its activities;

3) other property purchased for the grounds not prohibited by the legislation of the Republic of Kazakhstan.

7. SHARES AND OTHER SECURITIES OF THE COMPANY

7.1. The Company shall be entitled to issue ordinary and preferred shares. The shares shall be issued in a book entry form.

7.2. A share shall not be divisible. If a share is beneficially owned jointly by several persons, all of them shall be recognized as one shareholder and shall enjoy the rights certified by a share through their common representative.

7.3. The Company shall be entitled to issue other securities with the terms of and procedure for issue, allocation, listing and redemption of which shall be prescribed by the legislation of the Republic of Kazakhstan concerning the securities market.

7.4. An ordinary share shall confer on a shareholder the right to take part in the General Meeting of Shareholders with the right to vote when deciding all items put to the vote, right to receive dividends according to the procedure determined by these Articles of Association, as well as right to a part of property of the Company after its liquidation.

7.5. A preferred share shall confer on a shareholder a priority right over ordinary shareholders to receive dividends in an amount fixed by these Articles of Association and to a part of property in case of liquidation of the Company, according to the procedure established by the Law of the Republic of Kazakhstan “On joint-stock companies”.

7.6. A preferred share shall not confer on a preferred shareholder the right to take part in management of the Company, except the cases specified in clause 7.7 of chapter 7 of these Articles of Association.

7.7. A preferred share shall confer on a preferred shareholder the right to take part in management of the Company, if:

1) the General Meeting of Shareholders of the Company shall consider an issue a decision on which may restrict the rights of a shareholder holding preferred shares.

A decision on such an issue shall be deemed adopted provided only that not less than two third of total allocated preferred shares (less purchased ones) voted for restriction.

The issues decision on which may restrict the rights of a shareholder holding preferred shares shall include the issues concerning:

-	reduction or change of a procedure for calculating amount of dividends paid on preferred shares;

-	change of a procedure for paying dividend on preferred shares;

-	exchange of preferred shares for ordinary shares in the Company.

2) The General Meeting of Shareholders of the Company shall consider an issue concerning reorganization or liquidation of the Company;

3) dividend on a preferred share is not paid in full within three months after a day of expiration of a period fixed to pay the same.

In a case provided for by this paragraph a right of a shareholder holding preferred shares to take part in management of the Company shall terminate from a day of full payment of dividend on preferred shares held by it.

7.8. The state registration of issue of authorized shares and submission of a report on the results of allocation of shares of the Company shall be within the terms and according to the procedure established by the legislation of the Republic of Kazakhstan and the competent authority.

7.9. A register of shareholders of the Company shall be formed, kept and stored by a registrar, in accordance with the legislation of the Republic of Kazakhstan concerning the securities market.

7.10. The Company shall purchase allocated shares in the Company in accordance with the legislation of the Republic of Kazakhstan.

7.11. The issues concerning pledge of shares shall be regulated by the effective legislation of the Republic of Kazakhstan.

8. PROCEDURE FOR DISTRIBUTING NET INCOME. DIVIDENDS ON SHARES IN THE COMPANY

8.1. Net income of the Company (after payment of taxes and other compulsory budgetary payments) shall remain at disposal of the Company and be distributed according to the procedure determined by decision of the General Meeting of Shareholders, including to pay dividend. Remaining part shall be applied to develop the Company or for other purposes provided for by decision of the General Meeting of Shareholders. The General Meeting of Shareholders shall be entitled to make a decision on non-payment of dividend on ordinary shares in the Company at the end of a year.

8.2. Dividends on shares in the Company shall be paid with money or securities of the Company provided that a decision on payment of dividend is adopted at the General Meeting of Shareholders by simple majority of voting shares of the Company, except dividend on preferred shares. Dividend payment with securities on preferred shares of the Company is not allowed. Dividend payment on shares of the Company with its securities is allowed provided only that such payment is made with authorized securities of the Company given a written consent of a shareholder.

8.3. Dividend on ordinary and preferred shares of the Company shall not accrue:

1) in case of negative equity capital or if equity capital of the Company becomes negative as a result of accrual of dividends on its shares;

2) if the Company meets the criteria of insolvency or bankruptcy in accordance with the legislation of the Republic of Kazakhstan concerning bankruptcy or the Company will meet the mentioned criteria as a result of accrual of dividends on its shares.

8.4. Dividend shall be paid on ordinary shares of the Company at the end of a quarter or a half of a year by decision of the General Meeting of Shareholders.

Decision on dividend payment on ordinary shares of the Company at the end of a year shall be made by the annual General Meeting of Shareholders.

8.5. Dividend on preferred shares shall be paid 4 times a year at the end of each quarter each of which ends on March 31, June 30, September 30, and December 31, accordingly. Dividend on preferred shares for a respective period must be paid not later than 35 (thirty-five) calendar days after the end of the last month of a respective quarter.

Within 5 business days prior to a date of dividend payment on preferred shares, the Company shall be obliged to publish in mass media specified by these Articles of Association of the Company the information on dividend payment stating the following details:

1) name, location, bank and other details of the Company;

2) period for which dividend is paid;

3) amount of dividend per one preferred share of the Company;

4) date of dividend payment; and

5) procedure for and form of dividend payment.

8.6. Guaranteed amount of dividend per one preferred share shall be fixed at 0.01 (zero point zero one) Kazakhstan tenge.

8.7. In the event at the end of a respective period for which dividend is paid the Company’s revenue is negative or equal to zero Kazakhstan tenge, dividend on preferred shares shall be paid in a guaranteed amount.

8.8. The Board of Directors of the Company shall be entitled to fix amount of dividend per one preferred share in amount exceeding guaranteed amount stated in clause 8.6 of article 8 of these Articles of Association.

9. BODIES OF THE COMPANY

9.1. The Company’s bodies shall be:

1) supreme body – the General Meeting of Shareholders (Sole Shareholder);

2) governing body – the Board of Directors; and

3) executive body – the General Director.

The other bodies of the Company may also be formed by decision of the Board of Directors.

10. GENERAL MEETING OF SHAREHOLDERS

10.1. The General Meeting of Shareholders shall be the supreme body of the Company. The general meetings of shareholders shall be annual and extraordinary.

10.2. Within five months at the end of a financial year, the Company shall annually hold an annual General Meeting of Shareholders. The other general meetings of shareholders shall be extraordinary. The first General Meeting of Shareholders may be convened and held after the state registration of issue of authorized shares and formation of a system of registers of shareholders.

10.3. At each General Meeting of Shareholders:

1) the annual financial statements of the Company shall be approved;

2) procedure for distributing net income of the Company for ended financial year and amount of dividend per one ordinary share of the Company shall be determined;

3) the issue concerning appeals of shareholders for actions of the Company and its officials and results of their consideration shall be considered.

The Chairman of the Board of Directors shall inform the shareholders of the Company on current amount and components of remuneration of the members of the Board of Directors and executive body of the Company.

10.4. The annual General Meeting of Shareholders shall be entitled also to consider other issues on which adoption of decisions is referred to the competence of the General Meeting of Shareholders.

10.5. The exclusive competence of the General Meeting of Shareholders shall include the following:

1) amendments and alterations to the Articles of Association of the Company or approval of a new version thereof;

2) approval of a code of corporate governance, as well as amendments and alterations thereto;

3) voluntary reorganization or liquidation of the Company;

4) adoption of a decision on increase in number of authorized shares of the Company or change of a type of unallocated authorized shares of the Company;

5) determination of conditions of and procedure for conversion of the Company’s securities, as well as change thereof;

6) adoption of a decision on issue of securities convertible into ordinary shares of the Company;

7) adoption of a decision on exchange of allocated shares of one type to shares of another type, determination of conditions of and procedure for such exchange;

8) determination of the number of members and term of office of the counting board, election of its members and early termination of their powers;

9) determination of the number of members, term of office of the Board of Directors, election of its members and early termination of their powers, as well as determination of an amount and conditions of payment of remunerations to members of the Board of Directors and compensation of expenses to the members of the Board of Directors for their fulfilment of their obligations;

10) determination of an auditing organization carrying out audit of the Company;

11) approval of annual financial statements;

12) approval of a procedure for distributing net income of the Company for a reporting financial year, adoption of a decision on dividend payment on ordinary shares and approval of an amount of dividend per one ordinary share of the Company;

13) adoption of a decision on non-payment of dividend on ordinary shares of the Company;

14) adoption of a decision on voluntary delisting of shares of the Company;

15) adoption of a decision on the Company’s participation in establishment or activities of other legal entities or resignation from membership (cessation of being a shareholder) in other legal entities by transfer (receipt) of a part or several parts of assets totalling in aggregate twenty-five and more per cent of all assets owned by the Company;

16) determination of a form of notification by the Company of shareholders of convocation of the General Meeting of Shareholders and adoption of a decision on publishing such information in mass media;

17) approval of changes in the methods to assess value of shares when they are purchased by the Company in informal market in accordance with the effective legislation of the Republic of Kazakhstan;

18) approval of agenda of the General Meeting of Shareholders;

19) determination of a procedure for provision to the shareholders of information on activity of the Company, including determination of mass media, unless such procedure is determined by these Articles of Association;

20) other issues decision on which is referred by the effective legislation of the Republic of Kazakhstan and (or) these Articles of Association to the exclusive competence of the General Meeting of Shareholders.

Decisions of the General Meeting of Shareholders on issues mentioned in paragraphs 1)-4) and 17 of this clause shall be made by qualified majority of total voting shares of the Company. Decisions of the General Meeting of Shareholders on other issues shall be made by simple majority of votes of total voting shares of the Company participating in voting, unless otherwise specified by the effective legislation of the Republic of Kazakhstan.

10.6. The General Meeting of Shareholders shall be entitled to cancel (change) any decision of other bodies of the Company on issues relating to the internal activity of the Company.

10.7. The annual General Meeting of Shareholders shall be convened by the Board of Directors. The extraordinary General Meeting of Shareholders shall be convened at the initiative of:

1) the Board of Directors;

2) the Major Shareholder.

10.8. The General Meeting of Shareholders shall be prepared and held by:

1) the executive body;

2) a registrar of the Company in accordance with an agreement concluded with it;

3) the Board of Directors; and

4) the liquidation commission of the Company.

10.9. The shareholders must be notified of forthcoming General Meeting not later than thirty calendar days in advance, and in case of absentee or mixed voting – not later than forty-five calendar days prior to a date of the General Meeting of Shareholders.

In the event of the General Meeting of Shareholders of the Company, which is a financial organization, an agenda of which includes an item concerning increase of authorized shares of the Company in order to meet prudential and other standards and limits prescribed by the legislation of the Republic of Kazakhstan, on demand of the authorized body, the shareholders must be notified of forthcoming General Meeting not later than ten business days in advance, and in the event of absentee or mixed voting – not later than fifteen business days prior to a date of meeting.

A notice of the General Meeting of Shareholders must be published in mass media or given to a shareholder by sending a written communication to it. The stated periods shall begin from a day of publication of a notice of the General Meeting of Shareholders in mass media or a date on which it is sent to the shareholders in a form of written communications.

In the event of publication of a notice of the General Meeting of Shareholders in mass media in the State and other languages, the periods fixed by this clause shall begin from a date of the latest of such publications.

10.10. A repeated meeting may be appointed not earlier than the next day after the fixed date of initial (failed) General Meeting. The adjourned General Meeting of Shareholders held instead of failed one shall be entitled to consider the items of the agenda and to make decisions thereon, if:

1) the procedure for convening the General Meeting of Shareholders, which failed due to absence of a quorum, is complied with;

2) the shareholders (or their representatives) holding in aggregate forty and more per cent of voting shares in the Company, including shareholders voting in absentee, are registered at the moment of completion of the registration to take part therein.

10.11. Agenda of the General Meeting of Shareholders shall be prepared by the Board of Directors and must contain an exhaustive list of specifically formulated items put to discussion.

10.12. The General Meeting of Shareholders shall not be entitled to consider the items, which are not included into its agenda, and make decisions thereon.

10.13. The General Meeting of Shareholders shall be entitled to consider and make decisions on the items of the agenda, if the shareholders or their representatives entered into the list of shareholders entitled to take part therein and to vote thereat, which hold in aggregate fifty and more per cent of voting shares in the Company, are registered at the moment of completion of the registration of participations of the meeting.

10.14. The shareholder shall have the right to take part in the General Meeting of Shareholders and to vote on the items considered, in person or through its representative.

The members of the executive body of the Company shall not be entitled to act as representatives of the shareholders at the General Meeting of Shareholders.

Employees of the Company shall not have the right to act as representatives of the shareholders at the General Meeting of Shareholders, except the cases, where such representation is based on a power of attorney containing clear instructions on voting on all items of an agenda of the General Meeting of Shareholders.

10.15. Arrived shareholders (their representatives) shall be registered before opening the General Meeting of Shareholders. The shareholder (representative of the shareholder), which is not registered, shall not be taken into account when determining a quorum and shall not be entitled to take part in voting.

10.16. The General Meeting of Shareholders shall be opened at stated time if a quorum is present.

10.17. The General Meeting of Shareholders shall elect a chairman (presidium) and a secretary of the General Meeting.

10.18. The General Meeting of Shareholders shall determine a form of voting – open or secret (by ballots). When voting on election of a chairman and a secretary of the General Meeting of Shareholders, each shareholder shall have one vote, and a decision shall be made by simple majority of votes of those present.

10.19. If the Company has less than a hundred of shareholders, a secretary of the General Meeting of Shareholders shall perform functions of a counting board.

10.20. The General Meeting of Shareholders may be declared closed only after consideration of all items of agenda and adoption of decisions thereon.

10.21. Decisions of the General Meeting of Shareholders may be adopted by absentee voting. Absentee voting may be taken with voting of shareholders present at the General Meeting of Shareholders (mixed voting) or without the General Meeting of Shareholders. Procedure for adopting decisions by absentee voting shall be determined by the effective legislation of the Republic of Kazakhstan.

10.22. Voting at the General Meeting of Shareholders shall be taken based on “one share – one vote” principle, except the following cases:

1) Restriction of maximal number of votes on shares granted to one shareholder in cases provided for by the legislative acts of the Republic of Kazakhstan;

2) cumulative voting when electing members of the Board of Directors;

3) granting to each person entitled to vote at the General Meeting of Shareholders one vote on procedural matters of the General Meeting of Shareholders.

10.23. In the event of cumulative voting, the votes granted on shares may be cast to shareholders in full for one candidate member to the Board of Directors or distributed by it among several candidate members to the Board of Directors. The candidates for which the most of votes are cast shall be recognized elected to the Board of Directors. In the event two and more candidate members to the Board of Directors have equal number of votes, an additional cumulative voting shall be taken with respect to those candidates by providing the shareholders with ballot papers of cumulative voting stating candidates having equal number of votes.

10.24. Based on the results of voting a record of the results of voting shall be prepared and signed. The results of voting of the General Meeting of Shareholders shall be informed to the shareholders by posting them in the Internet at the corporate web-site of the Company: www.kaspiholding.kz or by sending a written notice to each shareholder within fifteen calendar days after closing the General Meeting of Shareholders.

10.25. The minutes of the General Meeting of Shareholders shall be prepared and signed in accordance with the requirements of the effective legislation of the Republic of Kazakhstan within three business days after closing the meeting.

10.26. The minutes of the General Meeting of Shareholders shall be signed by:

1) a chairman (members of a presidium) and a secretary of the General Meeting of Shareholders;

2) members of the counting board;

3) shareholders holding ten or more per cent of voting shares in the Company and participating in the General Meeting of Shareholders.

10.27. In the event all voting shares in the Company are held by one shareholder, the General Meetings of Shareholders shall not be held. Decisions on items referred by the effective legislation of the Republic of Kazakhstan and these Articles of Association to the competence of the General Meeting of Shareholders shall be solely made by such a shareholder and shall be recorded in writing provided that these decisions do not prejudice or restrict the rights certified by preferred shares.

11. BOARD OF DIRECTORS

11.1. The Board of Directors is a body of the Company in charge of general management of activities of the Company, except solving the issues referred by the effective legislation of the Republic of Kazakhstan and (or) these Articles of Association to the exclusive competence of the General Meeting of Shareholders.

11.2. The exclusive competence of the Board of Directors shall include the following issues:

1) determination of priority directions of activities of the Company and strategy of development of the Company or approval of a plan of development of the Company in cases provided for by the legislative acts of the Republic of Kazakhstan;

2) adoption of a decision on convocation of annual and extraordinary general meetings of shareholders, except the cases provided for by the effective legislation of the Republic of Kazakhstan;

3) adoption of a decision on allocation (disposition) of shares, including quantity of allocated (disposed) shares, within the limits of quantity of authorized shares, a method and price of their allocation (disposition);

4) adoption of a decision on purchase of allocated shares or other securities by the Company and their purchase price;

5) prior approval of the annual financial statements of the Company;

6) determination of conditions of issue of debentures and derivative securities of the Company, as well as adoption of decisions on issue thereof;

7) determination of a term of office of the General Director of the Company, as well as early termination of its powers;

8) determination of amount of an official salary, conditions of labour remuneration and bonus payment to the General Director of the Company;

9) determination of the number of members, term of office of the internal audit service, appointment of its head and members, as well as early termination of their powers, determination of the procedure of work of the internal audit service, amount and condition of labour remuneration and bonuses payment to officers of the internal audit service;

10) appointment, determination of a term of office of a corporate secretary, early termination of its powers, as well as determination of an amount of official salary and conditions of remuneration of a corporate secretary;

11) determination of an amount of payment for services of an auditing organization for audit of the financial statements, as well as an appraiser assessing market value of property transferred as payment for shares of the Company or being a subject of a major transaction;

12) approval of documents regulating internal activities of the Company (except for documents adopted by the executive body for the purposes of organization of activities of the Company), including internal document determining conditions of and procedure for auctions and subscription for securities of the Company;

13) adoption of a decision on establishment and closure of the branches and representative offices of the Company and approval of their regulations;

14) adoption of a decision on purchase (alienation) by the Company of shares (interests in the authorized capital stock) in other legal entities irrespective of quantity of purchased shares (interests in the authorized capital stock);

15) adoption of a decision on issues relating to activity with respect to competence of the General Meeting of Shareholders (members) of a legal entity, irrespective of number of shares (interests in the authorized capital stock) held by the Company in the authorized capital stock of such legal entities;

16) increase in liabilities of the Company by any amount;

17) determination of information on the Company or its activity, which is official, trade or other legally protected secret;

18) adoption of a decision on conclusion of major transactions and related party transactions with the Company;

19) adoption of a decision on forming the committees of the Board of Directors, approval of their regulations, number of members, approval of the members of the committees, as well as internal documents regulating activities of the committees;

20) other issues provided for by the effective legislation of the Republic of Kazakhstan and (or) these Articles of Association, which are not referred to the exclusive competence of the General Meeting of Shareholders.

11.3. The issues referred to the exclusive competence of the Board of Directors of the Company in accordance with these Articles of Association may not be delegated to the executive body of the Company for the purpose of adoption of a decision.

11.4. The Board of Directors shall not be entitled to adopt decisions on issues, which in accordance with the Articles of Association of the Company are referred to the competence of its executive body, as well as to adopt decisions contradicting decisions of the General Meeting of Shareholders.

11.5. A natural person shall be elected to be a member of the Board of Directors. The members of the Board of Directors shall be elected from among:

1) shareholders being natural persons;

2) persons proposed (recommended) to be elected to the Board of Directors as representatives of the shareholders;

3) natural persons, who are not shareholder of the Company and not proposed (recommended) to the elected to the Board of Directors as a representative of interests of a shareholder.

11.6. The members shall be elected to the Board of Directors by the shareholders through cumulative voting using ballot papers for voting, except the case, where one candidate stands for election to one seat in the Board of Directors. The General Director of the Company may be elected to the Board of Directors, but it may not be elected to be a Chairman of the Board of Directors.

11.7. The number of members of the Board of Directors of the Company shall be determined by decision of the General Meeting of Shareholders in accordance with the requirements of the effective legislation of the Republic of Kazakhstan. The number of members of the Board of Directors of the Company must not be less than 3 (three). Not less than thirty per cent of the Board of Directors of the Company must be independent directors.

11.8. The members of the Board of Directors of the Company shall be elected by the General Meeting of Shareholders and may be re-elected without limitations, unless otherwise provided for by the effective legislation of the Republic of Kazakhstan.

11.9. A term of office of the Board of Directors shall be fixed by the General Meeting of Shareholders. A term of office of the Board of Directors shall expire when holding the General Meeting of Shareholders at which a new Board of Directors is elected.

11.10. The General Meeting of Shareholders shall be entitled to early terminate powers of all or individual members of the Board of Directors.

11.11. Early termination of powers of a member of the Board of Directors at its initiative shall be based on a written notice to the Board of Directors of the Company. The powers of such a member of the Board of Directors shall be terminated after the Board of Directors receives the mentioned notice.

11.12. In case of early termination of powers of a member of the Board of Directors, a new member of the Board of Directors shall be elected by cumulative voting of the shareholders represented at the General Meeting of Shareholders, and the powers of a newly elected member of the Board of Directors shall cease simultaneously with expiration of a term of office of the Board of Directors in general.

11.13. The Chairman of the Board of Directors of the Company shall be elected from among its members by majority votes of total members of the Board of Directors of the Company through open vote.

11.14. The Chairman shall arrange for work of the Board of Directors of the Company, convene the meetings of the Board of Directors of the Company and preside thereat, organize at the meetings recording of the minutes according to the procedure established by the effective legislation of the Republic of Kazakhstan.

11.15. The meetings of the Board of Directors of the Company shall be convened at the initiative of its Chairman or executive body or on demand of:

1) any member of the Board of Directors;

2) internal audit service of the Company;

3) auditing organization carrying out audit of the Company; or

4) major shareholder.

11.16. The Board of Directors shall be entitled to make decisions through absentee voting on issues put for consideration by the Board of Directors.

When making decisions through absentee voting, the members of the Board of Directors shall be entitled to discuss the issues put to consideration by the Board of Directors through telephone, video and other communication. Discussions held in accordance with this clause shall be for information only. When voting on issues put to the vote, the members of the Board of Directors shall not be bound by opinions expressed in the course of such discussion or the results thereof.

11.17. Procedure for convocation and holding of the meetings of the Board of Directors and procedure for adopting decisions by the Board of Directors through absentee voting shall be determined by these Articles of Association, internal documents of the Company and the legislation of the Republic of Kazakhstan.

11.18. The meetings of the Board of Directors shall be held not less than once a year in a place to be appointed by a chairman of the Board of Directors of which it shall notify the members of the Board of Directors in accordance with clause 11.21 of article 11 of these Articles of Association.

11.19. Procedure for sending a notice to the members of the Board of Directors concerning the meeting of the Board of Directors shall be determined by the Board of Directors subject to provisions of clause 11.21 of article 11 of these Articles of Association.

11.20. Notices to the members of the Board of Directors of the meeting of the Board of Directors shall be sent to each member of the Board of Directors by e-mail and other communication means before a date of the meeting of the Board of Directors with attaching the following materials:

1) agenda of the meeting with attaching the information and (or) materials required to discuss the items included into an agenda;

2) draft and (or) copies of all documents, which will be discussed at the meeting; and

3) other documents specified in the internal documents of the Company.

A member of the Board of Directors of the Company shall be obliged to notify in advance the executive body of the Company of its inability to take part in the meeting of the Board of Directors of the Company.

11.21. A quorum to hold the meeting of the Board of Directors of the Company must not be less than a half of the members of the Board of Directors of the Company, except the cases specified below in this clause 11.22 of article 11 of these Articles of Association.

The meeting of the Board of Directors shall be entitled to consider and make decisions on items of the agenda only if a quorum is present to hold the meeting of the Board of Directors.

11.22. The Board of Directors shall not be entitled to consider the items not included into the agenda of its meeting and to make decisions thereon, except the cases, where all members of the Board of Directors participating in the meeting voted for making amendments and (or) alterations to the agenda.

11.23. Decisions at the meeting of the Board of Directors of the Company shall be made by simple majority of votes of the members of the Board of Directors present at the meeting. In case of tie vote of the members of the Board of Directors, a vote of the Chairman shall be casting.

11.24. When voting on items included into the agenda, it is required to state presence of a quorum directly before voting.

11.25. The minutes of the meeting of the Board of Directors of the Company shall be prepared not later than three days after it is held in accordance with the requirements of the effective legislation of the Republic of Kazakhstan and signed by a chairperson and a secretary.

11.26. The members of the Board of Directors of the Company shall be entitled to adjourn a meeting of the Board of Directors to later time and (or) date. A decision on adjournment of a meeting of the Board of Directors shall be made by simple majority of votes of the members of the Board of Directors present at the meeting and be recorded in the minutes.

12. GENERAL DIRECTOR

12.1. The General Director shall solely perform functions of the executive body of the Company. The General Director shall manage day-to-day activities of the Company. The General Director of the Company shall execute decisions of the General Meeting of Shareholders and the Board of Directors of the Company.

12.2. The General Director of the Company shall be entitled to make decisions on any matters relating to activities of the Company, which are not referred by the legislative acts of the Republic of Kazakhstan and the Articles of Association of the Company to the competence of other bodies and officials of the Company.

12.3. The General Director shall solely perform functions of the Executive body of the Company, it shall not be entitled to hold a position of a Chief Executive Officer of the Executive body or a person solely performing functions of the executive body in another legal entity. The functions, rights and obligations of the General Director shall be determined by the legislative acts of the Republic of Kazakhstan, the Articles of Association of the Company, as well as individual employment agreements concluded with the Company. An individual employment agreement shall be signed on behalf of the Company with the General Director by the Chairman of the Board of Directors or a person authorized to do so by the General Meeting or the Board of Directors.

12.4. The General Director shall:

1) arrange for execution of decisions of the General Meeting of Shareholders and the Board of Directors;

2) act without a power of attorney on behalf of the Company in relations with third persons;

3) issue powers of attorney to the right to represent the Company in its relationship with third persons;

4) hire, transfer and dismiss employees of the Company (except the cases specified by the Law of the Republic of Kazakhstan “On joint-stock companies”), fix amounts of official salaries of the employees of the Company and personal salary increments in accordance with a staff list of the Company, fix amounts and determine types of employment benefits for the employees of the Company, fix amounts of bonuses to be paid to employees of the Company, except employees being members of the executive body, and the internal audit service of the Company;

5) impose disciplinary penalties on employees of the Company;

6) in case of its absence, commit one of its officers (deputies) to fulfil its obligations;

7) allocate responsibilities, as well as areas of powers and liability among officers (deputies);

8) approve the documents regulating internal order of the Company;

9) appoint heads, acting heads, chief accountants of the representative offices and branches by consent of the competent authority, according to the procedure established by the regulatory legal acts of the competent authority;

10) resolve matters concerning professional training and retraining of employees of the Company;

11) by prior approval of the Board of Directors of the Company, enter into the following transactions:

a) any transaction or an aggregate of transactions with the participation of the Company relating to sale, pledge or other security or granting of any rights with respect to securities held by the Company;

b) any transaction or an aggregate of transactions with the participation of the Company relating to obtaining or granting of a loan by the Company irrespective of an amount thereof;

c) granting any options to employees of the Company with respect to securities of the Company;

12) perform other functions determined by the effective legislation, individual employment agreements, decisions of the General Meeting of Shareholders and the Board of Directors.

12.5. Election of the General Director, its powers, amount of official salary, as well as early termination of powers shall be based on a decision of the Board of Directors of the Company.

12.6. The Company’s officials:

1) shall fulfil in good faith the obligations entrusted to them and use the methods, which reflect to the fullest extent the interests of the Company and shareholders;

2) must not use the property of the Company or permit to use it in contravention of the Articles of Association of the Company and decisions of the General Meeting of Shareholders and the Board of Directors;

3) shall be obliged to ensure integrity of the accounting and financial reporting systems, including independent audit;

4) shall control disclosure and provision of information concerning activities of the Company in accordance with the requirements of the legislation of the Republic of Kazakhstan;

5) shall be obliged to keep confidentiality of the information concerning activities of the Company, including for the period of three years after termination of work in the Company, unless otherwise prescribed by the internal documents of the Company.

13. INTERNAL AUDIT SERVICE OF THE COMPANY

13.1. In order to control financial and business activity of the Company the internal audit service may be formed.

13.2. Procedure for formation and activity of the internal audit service, amount and conditions of remuneration and bonuses paid to officers of the internal audit service shall be determined by decision of the Board of Directors of the Company;

13.3. The officers of the internal audit service may not be elected to the Board of Directors and the executive body.

13.4. The internal audit service shall be directly subordinated to the Board of Directors of the Company and shall report to it on its work.

14. FINANCIAL REPORTING AND AUDIT OF THE COMPANY

14.1. Procedure for keeping accounting records and preparing financial statements of the Company shall be determined by the legislation of the Republic of Kazakhstan concerning business accounting and financial reporting and the accounting standards.

14.2. The General Director of the Company shall annually present to the General Meeting of Shareholders the annual financial statements for ended year, which were audited in accordance with the legislation of the Republic of Kazakhstan concerning auditing operations, in order to discuss and approve them. Besides the financial statements, the General Director of the Company shall present an auditor’s report to the General Meeting.

14.3. The annual financial statements of the Company shall be subject to prior approval by the Board of Directors not later than thirty days prior to a date of the annual General Meeting of Shareholders. The annual financial statements of the Company shall be finally approved at the annual General Meeting of Shareholders.

14.4. The Company shall be obliged to audit the annual financial statements. Audit of the Company may be carried out at the initiative of the Board of Directors, the General Director at the expense of the Company or on demand of the major shareholder at its own expense.

14.5. The documents of the Company, including financial statements of the Company, shall be kept for a period and in a volume as specified in accordance with the legislation of the Republic of Kazakhstan. On demand of a shareholder, the Company shall be obliged to provide it with copies of the documents provided for by the legislation of the Republic of Kazakhstan not later than ten calendar days after a day of receipt of such a demand by the Company, and it is allowed to restrict provision of information, which is official, trade or other legally protected secret.

15. PROVISION TO THE SHAREHOLDERS OF THE COMPANY OF THE INFORMATION CONCERNING ITS ACTIVITIES AND PROCEDURE FOR PROVIDING BY THE SHAREHOLDERS AND OFFICIALS OF THE COMPANY THE INFORMATION ON THEIR AFFILIATES

15.1. The Company shall be obliged to provide its shareholders and investors with the information on corporate events of the Company.

15.2. The corporate events of the Company shall be:

1) decisions adopted by the General Meeting of Shareholders and the Board of Directors as per a list of issues the information on which must be provided to the shareholders and investors in accordance with internal documents of the Company;

2) issue of shares and other securities by the Company and approval by the authorized body of reports on the results of allocation of securities of the Company, reports on the results of redemption of securities of the Company, cancellation by the authorized body of the Company’s securities;

3) settlement by the Company of major transactions and related party transactions with the Company;

4) obtaining of a loan by the Company in amount equal to twenty-five and more per cent of equity capital of the Company;

5) obtaining of licenses by the Company to carry out any types of activity, suspension or termination of the licenses previously obtained by the Company to carry out any types of activity;

6) participation of the Company in establishing a legal entity;

7) attachment of property of the Company;

8) occurrence of emergency circumstances, which result in destruction of property of the Company a book value of which was equal to ten and more per cent of total assets of the Company;

9) brining the Company and its officials to administrative liability;

10) decisions on involuntary reorganization of the Company; and

11) other events affecting interests of the shareholders of the Company and investors, in accordance with the Articles of Association of the Company, as well as a prospectus of issue of the Company’s securities.

15.3. Information on the corporate events of the Company shall be provided to the shareholders by:

1) publishing in the Internet at the corporate web-site of the Company: www.kaspihoIding.kz; or

2) providing the information upon a personal written application of a shareholder.

15.4. A shareholder shall apply in writing to the executive body of the Company in order to obtain the information. Application of a shareholder must be registered in a register of incoming documents of the Company. The Company shall be obliged to provide a shareholder with required information (copies of requested documents) within thirty calendar days after a day of application.

15.5. An amount of a charge for provision of copies of the documents shall be fixed by the Company and may not exceed amount of expenses to make copies of the documents and to pay expenses in connection with delivery of the documents to a shareholder.

15.6. Natural persons and legal entities being affiliates of the Company shall be obliged to provide the Company with information on their affiliates within seven days after a day of affiliation.

15.7. The Company’s officials shall be obliged to submit to the Company in writing the information on their affiliates not later than 10 business days after a date of employment.

15.8. The shareholders shall provide in writing the Company with the information on their affiliates not later than 10 business days after a date of acquisition of the right of ownership in shares of the Company.

15.9. The shareholders and officials of the Company shall be obliged to inform about changes in the information on their affiliates not later than 10 business days after a date of change.

16. REORGANIZATION AND LIQUIDATION OF THE COMPANY

16.1. Reorganization of the Company (merger, affiliation, separation, segregation, transformation) shall be in accordance with the Civil Code of the Republic of Kazakhstan, subject to peculiarities prescribed by the legislative acts of the Republic of Kazakhstan.

16.2. The Company shall be deemed reorganized after the state registration of a newly established legal entities, except reorganization in the form of affiliation.

16.3. Decision on voluntary liquidation of the Company shall be made by the General Meeting of Shareholders, which shall determine liquidation procedure by agreement with the creditors and under their control, in accordance with the legislative acts of the Republic of Kazakhstan.

16.4. The Company shall be liquidated on involuntary basis by a court in cases provided for by the legislative acts of the Republic of Kazakhstan.

16.5. A liquidation commission shall be appointed by a court decision or by decision of the General Meeting of Shareholders on liquidation of the Company. The liquidation commission shall have powers to manage the Company during the period of its liquidation and to take actions a list of which is specified by the legislation of the Republic of Kazakhstan.

16.6. In case of voluntary liquidation, the liquidation commission must include representatives of creditors of the Company, representatives of major shareholders, as well as other persons in accordance with decision of the General Meeting of Shareholders.

16.7. Procedure for liquidation of the Company and procedure for satisfying claims of its creditors shall be regulated by the effective legislation of the Republic of Kazakhstan. In case of liquidation of the Company its authorized shares, including allocated ones, shall be subject to cancellation according to the procedure established by the legislation of the Republic of Kazakhstan.

16.8. The Company shall be deemed liquidated after a respective record is made in the state register.

17. LEGAL PROTECTION OF PROPERTY OF THE COMPANY

17.1. Legal protection of property of the Company and rights it holds shall be in accordance with the effective legislation of the Republic of Kazakhstan.

18. FINAL PROVISIONS

18.1 In case one of provisions of these Articles of Association becomes invalid, this shall not affect remaining provisions. Invalidity of separate provisions of these Articles of Association shall not result in its invalidity in general. Invalid provision shall be replaced with a legally acceptable one, which regulates respective relationship.

18.2 Amendments and alterations to the Articles of Association inconsistent with the legislation of the Republic of Kazakhstan may be made by decision of the General Meeting of Shareholders.

18.3. The matters relating to activities of the Company, which are not represented in these Articles of Association, shall be governed by the effective legislation of the Republic of Kazakhstan.

Authorized signatory	/signature/	N.R. Chintayev
Chintayev Nurdal Rustemovich

Republic of Kazakhstan, Almaty City,

The Fifteen day of October two Thousand Fourteen.

I, Zhakupova Raushan Agydilovna, the Notary of Almaty City acting on the basis of State License No.0000168 dated 10 August 1998 issued by the Ministry of Justice of the Republic of Kazakhstan, do certify authenticity of signature of the Authorized signatory, Mr. Chintayev Nurdal Rustemovich, which was affixed in my presence. His powers are verified.

Registered in the register under No.203193

Amount paid to the private notary: 2037 tenge

Notary /signature/

/Seal: Private Notary Zhakupova Raushan Agydilovna. License No.0000168 issued on 10 August 1998 by the Ministry of Justice of the Republic of Kazakhstan. Almaty City, Republic of Kazakhstan./

33 sheets are tied and numbered

Notary /signature/

/Seal: Private Notary Zhakupova Raushan Agydilovna. License No.0000168 issued on 10 August 1998 by the Ministry of Justice of the Republic of Kazakhstan. Almaty City, Republic of Kazakhstan./

MINISTRY OF JUSTICE OF THE REPUBLIC OF KAZAKHSTAN

DEPARTMENT OF JUSTICE OF ALMATY CITY

OFFICE OF JUSTICE OF BOSTANDYK DISTRICT

THE STATE REGISTRATION OF A LEGAL ENTITY IS EFFECTED ON 17.10.2014

Certificate No.8278-1910-01-AO

BIN 081040010463

MINISTRY OF JUSTICE OF THE REPUBLIC OF KAZAKHSTAN

OFFICE OF JUSTICE OF BOSTANDYK DISTRICT

THE STATE RE-REGISTRATION OF A LEGAL ENTITY IS EFFECTED ON 07.04.2018

Certificate No.8278-1910-01-AO

Date of initial registration: 17.10.2014

BIN 081040010463

MINISTRY OF JUSTICE OF THE REPUBLIC OF KAZAKHSTAN DEPARTMENT OF JUSTICE OF ALMATY CITY OFFICE OF JUSTICE OF BOSTANDYK DISTRICT 33 SHEETS IN TOTAL ARE NUMBERED AND SEALED 17.10.2014